UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 4, 2020

BLUE BIRD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3920 Arkwright Road
2nd Floor
Macon, Georgia 31210

(Address of principal executive offices and zip code)
(478) 822-2801

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	BLBD	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement

On December 4, 2020 (the “Third Amendment Effective Date”), Blue Bird Corporation (the “Company”) entered into that certain Third Amendment, dated as of December 4, 2020, by and among the Company, the Borrower (as defined below), Bank of Montreal, as Administrative Agent and the Lenders (as defined below) party thereto (the “Third Amendment”). The Third Amendment amended the Credit Agreement, dated as of December 12, 2016 (the “Credit Agreement”, as amended by that certain First Amendment to Credit Agreement, dated as of September 13, 2018 (the “First Amendment”), that certain Second Amendment to Credit Agreement, dated as of May 7, 2020 (the “Second Amendment”), and as further amended by the Third Amendment, the “Amended Credit Agreement”), by and among the Company, School Bus Holdings, Inc. and certain of its subsidiaries, including Blue Bird Body Company as the borrower (the “Borrower”), and Bank of Montreal, as Administrative Agent and an Issuing Bank, Fifth Third Bank, as Co-Syndication Agent and an Issuing Bank, and Regions Bank, as Co-Syndication Agent, and certain other financial institutions from time to time party thereto (collectively, the “Lenders”).
The Third Amendment, among other things, provides for certain temporary amendments to the Credit Agreement from the Third Amendment Effective Date through and including the first date on which (a)(i) a Compliance Certificate (as defined in the Amended Credit Agreement) is timely delivered with respect to a fiscal quarter ending on or after March 31, 2022 demonstrating compliance with certain financial performance covenants for such fiscal quarter (the “Limited Availability Period”), or (ii) the Borrower elects to terminate the Limited Availability Period; and (b) the absence of a default or event of default under the Amended Credit Agreement.
Amendments to the financial performance covenants provide that during the Limited Availability Period, a higher maximum total net leverage ratio is permitted, and requires the Company to maintain liquidity (in the form of undrawn availability under the revolving credit facility and unrestricted cash and cash equivalents) of at least $15 million. For the duration between the fiscal quarter ending December 31, 2020 and the fiscal quarter ending September 30, 2021 that falls under the Limited Availability Period, a quarterly minimum consolidated EBITDA covenant applies instead of a maximum total net leverage ratio.
The pricing grid in the Amended Credit Agreement, which is based on the ratio of the Company’s consolidated net debt to consolidated EBITDA, remains unchanged. However, during the Limited Availability Period, an additional margin of 0.50% applies.
During the Limited Availability Period, the Amended Credit Agreement requires that the Borrower prepay existing revolving loans and, if undrawn and unreimbursed letters of credit exceed $7 million, cash collateralize Letters of Credit (as defined in the Amended Credit Agreement) if unrestricted cash and cash equivalents exceed $20 million, as determined on a semimonthly basis. Any issuance, amendment, renewal, or extension of credit during the Limited Availability Period may not cause unrestricted cash and cash equivalents to exceed $20 million, or cause the aggregate outstanding credit facility principal to exceed $100 million. The Third Amendment also implements a cap on permissible investments, restricted payments, certain payments of indebtedness and the fair market value of all assets subject to permitted dispositions during the Limited Availability Period.
For the duration of the Limited Availability Period, the Amended Credit Agreement sets forth additional monthly reporting requirements, and requires subordination agreements and intercreditor arrangements for certain other indebtedness and liens subject to Administrative Agent approval.
The foregoing description of the Third Amendment is a summary and is qualified in its entirety by reference to a copy of the Third Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS
(d)     Exhibits

Exhibit No.     Description

10.1        Third Amendment to Credit Agreement, dated as of December 4, 2020, by and among the Company, School Bus Holdings, Inc. and certain of its subsidiaries, including Blue Bird Body Company as the borrower, Bank of Montreal, as Administrative Agent and certain other financial institutions party thereto

99.1        Press Release of the Company, dated December 9, 2020.

104        Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Bird Corporation

Dated:	December 9, 2020	/s/ Paul Yousif
Paul Yousif
General Counsel and Corporate Treasurer